EXHIBIT 99.1
ARBINET ANNOUNCES RESIGNATION OF DIRECTORS
AND REDUCTION IN SIZE OF BOARD

HERNDON, VA – February 18, 2010 – Arbinet Corporation (NasdaqGM: ARBX), a leading provider of telecommunications services to fixed and mobile operators, today announced that William “Bill” Freeman and Jill Thoerle have submitted their resignations from the Company’s Board of Directors, effective February 11, 2010 and February 12, 2010, respectively.   The Company also announced that the Board has approved a reduction in size from nine to seven members.

Mr. Freeman resigned due to personal circumstances and Ms. Thoerle resigned to focus her time and energies in her role as CEO of Mediaport Entertainment, Inc.  Neither resignation was the result of any disagreement with the Company.

Joe Cecin, Chairman of Arbinet’s Board of Directors, said, “We appreciate the time and effort that Jill and Bill devoted to the Company during their tenure on the Board.  Their support, hard work and insights have contributed greatly as we continue to position Arbinet for success.  We wish them well in their future endeavors.

“We believe a smaller Board is more appropriate for a company of Arbinet’s size and are confident that our seven-person Board, which is comprised of highly qualified individuals, will successfully guide Arbinet forward in a focused and efficient manner as we continue to execute our strategic plan to create value for our shareholders,” added Mr. Cecin.

About Arbinet Corporation
Arbinet is a leading provider of international voice and IP solutions to carriers and service providers globally. With more than 1100 carriers across the world utilizing the Arbinet network, Arbinet combines global scale with sophisticated platform intelligence, call routing and industry leading credit management and settlement capabilities. Customers and suppliers include many leading fixed line, mobile, wholesale and VoIP carriers as well as calling card, ISPs and content providers around the world who buy and sell voice and IP telecommunications capacity and content. The Company can be reached at its corporate headquarters in Herndon, VA at +1 703.456.7100 or by email at sales@arbinet.com.

Forward-Looking Statements
This press release may contain forward-looking statements, including forward-looking statements regarding anticipated future revenues, growth, capital expenditures, management's future expansion plans, expected product and service developments or enhancements, discussions of strategy, and future operating results. Such forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as: “believes,” “expects,” “intends,” “may,” “will,” “should,” “confident,” “work to,” “seeks,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy.  Various risks and uncertainties may cause Arbinet's actual results to differ materially from those expressed or implied in such forward-looking statements. Please refer to Part I, Item 1A of the Company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 16, 2009, and other filings that have been filed with the Securities and Exchange Commission for a description of the risks and uncertainties that Arbinet faces. Arbinet assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, and such statements are current only as of the date they are made.

Contacts:
Andrea Priest / Andi Salas
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449